EXHIBIT 10.28

SECOND AMENDMENT TO EMPLOYMENT SERVICES AGREEMENT

THIS AMENDMENT TO EMPLOYMENT SERVICES AGREEMENT (“Amendment”), dated as of the 1st day of October, 2012, is between Mesa Energy Holdings, Inc. a Delaware corporation, (hereinafter referred to as the “Company”), and Rachel L. Dillard, (“Executive”).  Company and Executive are sometimes hereinafter collectively called the “Parties” and individually called a “Party.”

WHEREAS, on September 19, 2011, the Parties entered into an Employment Services Agreement (“Agreement”); and

WHEREAS, on October 17, 2011, the Parties entered into an amendment to the Agreement (the “First Amendment”) to amend the vesting dates of the restricted stock grant provided under Section 5(d) of the Agreement; and

WHEREAS, the Parties wish to further amend certain provisions of the Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Company and Executive hereby agree as follows:

1.	The last sentence of Section 2(d) is amended in its entirety to read as follows:

“The parties acknowledge, however, that the Executive may be required to travel in connection with her duties hereunder and that, from time to time, the Executive may need to work from her home.”

2.	The “Base Salary,” as defined in Section 3 of the Agreement, shall be increased to $125,000 per year.

3.	The last sentence of Section 5(d) is amended in its entirety to read as follows:

“In the event of a Change of Control (defined below) or Randy Griffin terminates his status (or is terminated) as an executive officer of the Company, or Executive dies or suffers a Permanent Disability (defined below), all of the unvested shares will immediately become vested.”

4.	The first paragraph in Section 6(e) of the Agreement, shall be amended in its entirety to read as follows:

“Termination for Good Reason.  The Executive may terminate this Agreement at any time for Good Reason.  In the event of termination under this Section 6(e), the Company shall pay to the Executive severance in an amount equal to the then applicable Base Salary for a period equal to three (3) months (the “Severance Period”), subject to the Executive’s continued compliance with Sections 7 and 8 of this Agreement for the applicable Severance Period following the Executive’s termination, and subject to the Company’s regular payroll practices and required withholdings.  The Executive shall continue to receive all Benefits during the Severance Period.  The Executive shall not have any further rights under this Agreement or otherwise to receive any other compensation or benefits after such resignation.  For the purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express written consent):”

5.	Section 7(a) of the Agreement is amended to read in its entirety as follows:

“(a)           For the duration of the Employment Period (the “Non-compete Period”), the Executive shall not, directly or indirectly, except as specifically provided in the last sentence of Section 2(b), engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any business the same as or substantially similar to the Business or any other business engaged in or proposed to be engaged in or conducted by the Company and/or any of its Affiliates during the Employment Period, or then included in the future strategic plan of the Company and/or any of its Affiliates, anywhere within the states in which the Company or any of its Affiliates at that time is operating; provided, however, that the Executive may own less than 5% in the aggregate of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) including those engaged in the oil and gas business, other than any such enterprise with which the Company competes or is currently engaged in a joint venture, if such securities are listed on any national or regional securities exchange or have been registered under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended.  Notwithstanding the foregoing, if the Executive shall present to the Board any opportunity within the scope of the prohibited activities described above, and the Company shall not elect to pursue such opportunity within a reasonable time, then the Executive shall be permitted to pursue such opportunity, subject to the requirements of Section 2(b).”

6.	The last sentence of Section 12 of the Agreement is hereby deleted in its entirety.

Except as specifically amended as provided herein, the Agreement, as amended by the First Amendment, shall remain in full force and effect and is hereby confirmed and ratified.

This Amendment shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts or choice of laws thereof.

[The next page is the signature page]

IN WITNESS WHEREOF, this Amendment is executed, accepted and agreed to by the Parties effective as of the date first set forth above.

Company                                                                           Executive

Mesa Energy Holdings, Inc.

By:  /s/ Randy M. Griffin                                                By:  /s/ Rachel L. Dillard
        Randy M. Griffin, CEO                                                   Rachel L. Dillard